Exhibit 10(a)

HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT INCENTIVE PLAN

As Amended and Restated Effective for Plan Years

Beginning On or After January 1, 2004

ARTICLE I

PURPOSE; EFFECTIVE DATE

1.1 Purpose. The purpose of this Management Incentive Plan (“Plan”) is to encourage, recognize, and reward exceptional levels of corporate, business unit, and individual performance. The Plan’s intent is to use award dollars as a clear communication vehicle linking the interests of eligible officers with the interests of Huntington Bancshares Incorporated (“Corporation”) by establishing a direct link between performance and incentive payments. The Plan serves to reinforce a management style which closely ties officer rewards to performance directly under his or her control and establishes the Corporation’s willingness to reward individual performance that has a direct impact on incremental earnings. The purpose of this Plan is to provide incentive for key employees whose sustained performance directly influences the creation of shareholder value.

1.2 Effective Date. The Plan, as amended, will become effective as of January 1, 2004, if approved by a majority of the votes cast by the Corporation’s shareholders at the annual meeting on April 27, 2004. No Awards will be paid under the Plan unless shareholder approval is obtained.

ARTICLE II

DEFINITION OF TERMS

As used in the Plan, the following words shall have the meanings stated after them, unless otherwise specifically provided. In the Plan, words used in the singular shall include the plural, and words used in the plural shall include the singular. The gender of words used in this Plan shall include whatever may be appropriate under any particular circumstances.

(a) “Award” shall mean a cash incentive payment that may be due to a Participant under the Plan.

(b) “Base Salary” means the annual cash salary actually paid to a Participant for a particular Plan Year; provided however that Base Salary (a) excludes bonuses, incentive compensation, stock options, employer contributions to pension and benefit plans, and other forms of irregular payments, reimbursements and fringe benefits, and (b) includes any compensation that is deferred by the Participant pursuant to a nonqualified deferred compensation arrangement.

(c) “Board” or “Board of Directors” means the Board of Directors of the Corporation.

(d) “Change in Control” means, with respect to the Corporation, the occurrence of any of the following:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Corporation or any person who as of the effective date is a director or officer of the Corporation or whose shares of common stock of the Corporation are treated as “beneficially owned” (as such term is used in Rule 13d-3 of the Exchange Act) by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities;

(2) Individuals who, as of the effective date any Award is granted hereunder, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3) A merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

(4) A sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis;

(5) a liquidation or dissolution of the Corporation;

(6) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

(7) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(e) “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan. For purposes of granting, administering and certifying Awards to Covered Officers, the Committee or any sub-committee acting on behalf of the Committee shall be composed of two or more members of the Board each of whom is an “outside director” within the meaning of Section 162(m). Any Committee member who is not an “outside director” within the meaning of Section 162(m) shall abstain from participating in any decision to grant, administer or certify Awards to Covered Officers.

(f) “Corporation” means Huntington Bancshares Incorporated, a Maryland corporation, together with any and all Subsidiaries, and any successor thereto as provided in Section 8.2 herein.

(g) “Covered Officer” means any Participant who is designated as a Covered Officer by the Committee because it is anticipated that such Participant’s compensation may exceed the limit under Section 162(m) and for whom any Award is intended to satisfy the Performance-Based Exception.

(h) “Extraordinary Events” means, with respect to the Corporation, any of the following (i) changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results, (ii) accruals for reorganization and restructuring programs, (iii) special gains or losses in connection with the mergers and acquisitions or on the sales of branches or significant portions of the Corporation, (iv) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the annual report on Form 10-K filed with the Securities and Exchange Commission, (v) gains on sales of auto loans, (vi) losses on the early repayment of debt, or (vii) any other events or occurrences of a similar nature as determined by the Committee.

(i) “Officer” means an officer of the Corporation or of a Subsidiary.

(j) “Participant” means an Officer selected by the Committee to participate in the Plan for a particular Plan Year.

(k) “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

(l) “Plan” means this Huntington Bancshares Incorporated Management Incentive Plan, as amended by the Corporation from time to time (formerly known as the Huntington Bancshares Incorporated Incentive Compensation Plan).

(m) “Plan Year” means the calendar year.

(n) “Qualifying Performance Criteria” means one or more of the following criteria upon which the achievement of specific, preestablished, objective performance goals for each Participant are based as determined by the Committee in connection with the grant and certification of Awards: (a) net income, (b) earnings per share, (c) return on equity, (d) return on average equity, (e) return on assets, (f) return on average assets, (g) efficiency ratio determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains), (h) non-interest income to total revenue ratio, (i) net interest margin, or (j) or other strategic milestones based on objective criteria established by the Committee, provided that, with respect to Covered Officers, such strategic milestones must be approved by the shareholders of the Corporation prior to the payment of any Award. The Qualifying Performance Criteria may be expressed by the Committee on the basis of performance criteria for the individual Participant, a specific business unit, Subsidiary or other affiliate or the Corporation as a whole or in any combination thereof. Qualifying Performance Criteria may be different for different Participants, as determined in the discretion of the Committee. Qualifying Performance Criteria with respect to Awards to Participants who are Covered Officers are limited to preestablished, objective performance goals as defined under Section 162(m). The Committee may include or exclude Extraordinary Events or any other objective events or occurrences in determining whether a performance goal based on the Qualifying Performance Criteria has been achieved; provided, however, that the Committee shall not have the discretion to increase the amount of an Award that would otherwise be due to a Participant who is a Covered Officer based on the preestablished performance goals for such Covered Officer with respect to the applicable Plan Year.

(o) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor statute of similar import (the “Code”) as interpreted by any regulations, governmental rulings or other official pronouncements promulgated under such statute.

(p) “Subsidiary” means a subsidiary of the Corporation of which at least 50% of the voting power is directly or indirectly owned or controlled by the Corporation.

ARTICLE III

ADMINISTRATION

3.1 Authority of the Committee. The Committee shall have full discretion to administer the Plan. The Committee is authorized to interpret and construe the Plan and to adopt such rules, regulations, and procedures for the administration of the Plan as the Committee deems necessary or advisable. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein, except that to the extent such delegation is not permitted under Code Section 162(m).

3.2 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board (provided, however, that only the Committee, or any subcommittee thereof, made up solely of 2 or more “outside directors” within the meaning of Code Section 162(m) shall participate in any decision, order or resolution to grant, administer, or certify Awards to Covered Officers) shall be final, conclusive, and binding on all persons, including the Corporation, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE IV

PLAN PARTICIPANTS

Participation in the Plan shall be limited to Officers who are specified by the Committee to be key employees whose performance may, in the opinion of the Committee, significantly contribute to the strategic performance and growth of the Corporation. The Committee shall select the Officers who will participate in the Plan for each Plan Year during the first ninety (90) days of the Plan Year (or such other date as may be permitted or required pursuant to Section 162(m)) and may select Officers who are hired or promoted during a Plan Year to participate for the remainder of the Plan Year. Selection to participate in this Plan in any Plan Year does not require the Committee to, or imply that the Committee will, select the same person to participate in the Plan in any subsequent Plan Year.

ARTICLE V

PERFORMANCE CRITERIA AND GOALS, MAXIMUM AWARD

5.1 Performance Criteria. Awards under the Plan may be based upon corporate, business unit, and individual performance; however, Awards under the Plan to Participants who are Covered Officers will be based solely upon the achievement of one or more performance goals based on one or more Qualifying Performance Criteria as selected by the Committee for a Plan Year. For all other Participants, Awards will be determined based upon performance goals established pursuant to the Qualifying Performance Criteria selected by the Committee and evaluations of the Participant’s business unit and individual performance. Such evaluations will be made by the Participant’s appropriate manager or senior officer. The Committee may select different Qualifying Performance Criteria for different incentive groups.

5.2 Performance Goals. The Committee shall establish annual written objective performance goals reflecting corporate performance. Performance goals based on the Qualifying Performance Criteria and the potential Award, expressed as a percentage of Base Salary, that will be payable upon attainment of such performance goals, will be established in writing not later than ninety (90) days after the commencement of the Plan Year to which the goals relate (or such earlier or later date as is permitted or required by Section 162(m)). Performance Goals for Participants who are not Covered Officers may be revised during the Plan Year based on Extraordinary Events or other factors. Potential Awards may vary among Participants in different incentive groups as determined by the Committee.

ARTICLE VI

PAYMENT OF AWARDS; MAXIMUM AWARD

6.1 Payment of Awards. Unless payment is deferred, Awards will be payable in cash as soon as practicable following the close of the Plan Year and calculation of the amount of the Awards; provided that Awards will be paid to Covered Officers only after the Committee has certified in writing in the minutes of a Committee meeting or otherwise that performance goals based on the Qualifying Performance Criteria applicable to Covered Officers and other material terms of the Plan have been satisfied. No Award will be paid to an Officer who is not employed by the Corporation or a Subsidiary on the day the Award is paid except in the case of death, disability, or retirement of the Officer or in the event that payment of the Award is deferred by the Committee or that a Change in Control of the Corporation has occurred. Awards are subject to federal, state and local income and other payroll tax withholding.

Notwithstanding the above, in the event a Participant dies, becomes disabled, or retires before payment of an Award, the Committee may, in its discretion, authorize payment to the Participant (or the Participant’s estate or designated beneficiary) in such amount as the Committee deems appropriate.

6.2 Adjustments. The Committee may increase individual Awards based upon extraordinary circumstances; however, under no circumstance may the Committee increase a Covered Officer’s Award above the amount determined based on the attainment of the specified performance goals identified in accordance with Section 5.2. In addition, notwithstanding the attainment of specified performance goals, the Committee has the discretion to reduce or eliminate an Award that would otherwise be paid to any Participant, including any Covered Officer, based on its evaluation of Extraordinary Events or any other factors, events or occurrences as determined by the Committee. However, notwithstanding Article IX or any provision of the Plan, an Award which is payable may not be reduced or eliminated following a Change in Control.

6.3 Maximum Award. Notwithstanding any other provision in the Plan, the maximum Award payable to a Participant for any Plan Year shall not exceed $2,500,000.

ARTICLE VII

INTERIM AWARDS; CHANGE IN CONTROL

In the event of a Change in Control, the following provisions shall apply:

(a) The Committee shall make interim Awards based upon the Corporation’s quarterly financial statements for the quarter ending immediately prior to or coinciding with the Change in Control.

(b) In determining the amount of interim Awards, the Committee shall follow the procedures for calculating Awards, except that the Committee shall annualize the actual level of year-to-date performance achieved with respect to each performance goal and such other performance objectives/assessments as the Committee shall determine. The amount of the Awards so calculated shall be payable on a pro-rated basis based upon the quarter ending immediately prior to or coinciding with the Change in Control in accordance with the following percentages:

First Quarter - 25% of the Award otherwise payable

Second Quarter - 50% of the Award otherwise payable

Third Quarter - 75% of the Award otherwise payable

Fourth Quarter - 100% of the Award otherwise payable

(c) Notwithstanding the foregoing, each interim Award to be made under this Article 7 to any Participant who received an Award under this Plan for the Plan Year immediately preceding the year in which the Change in Control occurs shall not be less than the target award opportunity expressed as a percentage of Base Salary for the preceding Plan Year paid on a pro-rated basis as provided in subparagraph (b) above.

(d) The Committee shall grant an interim Award in accordance with this Article 7 to all Participants whether or not the Participants are employed by the Corporation when the Change in Control becomes effective unless the employment of such Participant was terminated for cause, as determined by the Corporation in its sole discretion.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Guidelines. From time to time the Committee may adopt written guidelines for implementation and administration of the Plan.

8.2 Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise. 8.3 Unfunded Plans and Restrictions on Transfer. It is intended that the Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the use of trusts or other arrangements to meet the obligations hereunder, provided, however, that the existence of such trusts or arrangements is consistent with the “unfunded” status of the Plan. Any benefits to which a Participant or his or her beneficiary may become entitled under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so transfer or encumber such benefits shall be void. This Plan does not give a Participant any interest, lien, or claim against any specific asset of the Corporation. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Corporation.

8.4 Status of Awards under Section 162(m). If any provision of the Plan or any agreement relating to an Award to a Covered Officer does not comply or is inconsistent with the requirements of Section 162(m), such provision or agreement shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding the above, the Committee in its sole discretion may, with respect to any Award under the Plan, determine that compliance with Section 162(m) is not desired after consideration of the goals of the Corporation’s executive compensation philosophy and whether it is in the best interests of the Corporation to have such Award so qualified.

8.5 Deferrals of Awards. Unless otherwise provided by the Committee, a Participant may elect to defer payment of the Participant’s Award under the Plan if deferral of an Award under the Plan is permitted pursuant to the terms of a deferred compensation program existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program. Except in the situation of a Change in Control, the Committee may defer payment of an Award for such period as the Committee may determine.

8.6. Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Corporation or any Subsidiary to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a Subsidiary, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined. However, no such plan will be established or operated in a way that entitles or allows a Covered Officer to receive an award under such plan as a substitution or supplement for not achieving goals under this Plan.

8.7 Expenses of Plan. The costs and expenses of administering the Plan will be borne by the Corporation.

8.8 No Employment Rights. No Participant has any right to be retained in the employ of the Corporation or any Subsidiary by virtue of participation in the Plan.

8.9 Governing Law. The Plan shall be governed by and construed according to the laws of the State of Ohio, without reference to its choice of law provisions.

ARTICLE IX

AMENDMENT AND TERMINATION

The Corporation may at any time terminate, or from time to time, amend the Plan by action of the Board of Directors or by action of the Committee without shareholder approval unless such approval is required to satisfy the applicable provisions of Section 162(m).

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